Exhibit 3.1

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

SUNLANDS ONLINE EDUCATION GROUP

(Adopted pursuant to a special resolution passed on October 19th, 2017 and effective from October 19th, 2017)

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

SUNLANDS ONLINE EDUCATION GROUP(Adopted pursuant to a special resolution passed on October 19th, 2017, and effective from October 19th, 2017)

1.	The name of the Company is Sunlands Online Education Group.

2.	The registered office of the Company shall be at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2016 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5.	The authorized share capital of the Company is USD50,000 divided into 1,000,000,000 shares, consisting of: (i) 998,078,073 ordinary shares of par value of USD0.00005 each, and (ii) 1,921,927 preferred shares of par value of USD0.00005 each, among which, (A) 954,274 shares are designated as Series A Preferred Shares, (B) 826,389 shares are designated as Series B Preferred Shares, and (C) 141,264 shares are designated as Series B+ Preferred Shares.

6.	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.	Capitalized terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

SUNLANDS ONLINE EDUCATION GROUP

(Adopted pursuant to a special resolution passed on October 19th, 2017 and effective from October 19th, 2017)

INTERPRETATION

1.	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Actual Operating Cash Flow”	means, with respect to any fiscal year, the amount of Company’s consolidated cash flow resulting from operating activities as reflected in the Audited Accounts for such year (or, if the Audited Accounts for such year shall not have been provided to the Series B Preferred Shareholders and the Series B+ Preferred Shareholders as of April 30 of the next year, as reflected in the Alternative Accounts for such year), provided, however, that if incurrence by the Group Companies of interest expenses in connection with the consumer financing loans provided to customers of the Company are not included in the determination of the Company’s consolidated cash flow in the Audited Accounts or the Alternative Accounts for such year, as applicable, then the amount of the Actual Operating Cash Flow shall nevertheless be reduced by the aggregate amount of all such interest expenses incurred by the Group Companies during such year as reflected in the Audited Accounts or the Alternative Accounts for such year, as applicable.

“Additional Number”	has the meaning set forth in Article 7.2.

“Affiliate”	means, with respect to any specified Person, any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such specified Person, provided, however, that for purposes of these Articles, no Shareholder shall be deemed to be an Affiliate of any Group Company, and vice versa. With respect to any Person who is a natural Person, such Person’s Affiliates shall also include his or her Immediate Family Members and their respective Affiliates.

“Alternative Accounts”	means, with respect to any fiscal year, the consolidated balance sheet of the Company and the consolidated statements of income and cash flows of the Company for such fiscal year, prepared by an independent accounting firm (appointed by the Board of the Company) in accordance with the Applicable Accounting Standards.

“Applicable Accounting Standard”	means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Articles”	means these articles of association of the Company, as amended and altered from time to time by Special Resolutions.

“Audit Opinion Date”	means, with respect to any fiscal year, the date of the signed audit opinion on the Audited Accounts for such fiscal year.

“Audited Accounts”	means, with respect to any fiscal year, the audited consolidated balance sheet of the Company and the audited consolidated statements of income and cash flows of the Company for such fiscal year prepared in accordance with the Applicable Accounting Standards and audited by the auditor of the Company, together with a signed audit opinion of the auditor of the Company on such financial statements without any qualification.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Beneficial Owner”	has the meaning given to “beneficial owner” in Rule 13d-3 of the Securities Act, and “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” and “Board of Directors”	means the board of directors of the Company.

“Business Day”	means any day other than a Saturday, Sunday or other day on which commercial banking institutions in Hong Kong, New York, Singapore, the Cayman Islands or the PRC are authorized or required by Law or executive order to close.

“Charter Documents”	means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Closing Date”	has the meaning ascribed to it in the Series B+ Share Subscription Agreement.

“Company”	means the above named company.

“Contract”	means a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order and other legally binding arrangement, whether written or oral).

“Control”	means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; the terms “Controlled by” and “under common Control with” shall have correlative meanings.

“Conversion Price”	means, with respect to any Preferred Share, the price per Ordinary Share into which such Preferred Shares is convertible, and shall initially be, (i) with respect to Series A Preferred Shares, the Series A Original Issue Price, (ii) with respect to Series B Preferred Shares, the Series B Original Issue Price, (iii) with respect to Series B+ Preferred Shares, the Series B+ Original Issue Price, in each case, subject to the adjustments set forth in these Articles.

“Convertible Securities”	means securities issued by the Company that are exercisable or exchangeable for or convertible into any Equity Securities in the Company.

“Deed of Adherence”	means the deed of adherence in form of Exhibit A attached to the Shareholders Agreement.

“Deemed Liquidation Event”	means any of the following transactions: (i) a sale, conveyance or disposition of all or substantially all of the assets of the Company or the Group Company (taken as whole) to any third party, (ii) an exclusive licensing of all or substantially all of the intellectual property of the Company or the Group Company (taken as whole) to any third party, and (iii) a Trade Sale.

“Directors”	means the directors for the time being of the Company.

“Drag Obligor”	has the meaning set forth in Article 35.

“Drag Sale”	has the meaning set forth in Article 38.

“Dragging Shareholders”	has the meaning set forth in Article 38.

“Equity Securities”	means the equity securities in the Company, including the Ordinary Shares, the Preferred Shares and the other Convertible Securities, if any.

“ESOP”	means the equity based incentive plans of the Group Companies, as may be adopted and amended from time to time.

“Exempt Transfer”	has the meaning set forth in Article 22.

“Exercise Period”	has the meaning set forth in Article 7.1.

“Exercising Shareholder”	has the meaning set forth in Article 7.2.

“Founder Holdcos”	means (i) STUDYVIP ONLINE EDUCATION LIMITED, a business company incorporated under the laws of the British Virgin Islands, and (ii) SCUPT GLOBAL LIMITED, a business company incorporated under the laws of the British Virgin Islands.

“Founders”	means MR. YIN JIANHONG ( ), a PRC citizen with the ID number of 370684197703270054, and (ii) MR. LIU TONGBO ( ), a PRC citizen with the ID number of 510402198603030913.

“Government Authority”	means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization or national or international stock exchange on which the securities of the applicable Party or its Affiliates are listed.

“Governmental Approval”	means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of any Government Authority.

“Group Companies”	means the Company and all of its Subsidiaries, collectively, and each is herein referred to individually as a “Group Company”, provided, however, that KFYR shall not be deemed a Group Company for purposes of these Articles.

“Immediate Family Members”	means, with respect to any natural Person, (a) such Person’s spouse, parents, parents-in-law, grandparents, children, grandchildren, siblings and siblings-in-law (in each case whether adoptive or biological), (b) spouses of such Person’s children, grandchildren and siblings (in each case whether adoptive or biological), and (c) estates, trusts, partnerships and other Persons which directly or indirectly through one or more intermediaries are Controlled by the foregoing.

“Issuance Notice”	has the meaning set forth in Article 7.1.

“KFYR”	means Beijing Kafei Yirong Technology Co., Ltd. ( ), a company incorporated in the PRC.

“Law”	means any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or order of any Government Authority, including any rules promulgated by a stock exchange or regulatory body.

“Lien”	means any encumbrance, right, interest or restriction, including any mortgage, judgment lien, materialman’s lien, mechanic’s lien, other lien (statutory or otherwise), charge, security interest, pledge, hypothecation, encroachment, easement, title defect, title retention agreement, voting trust agreement, right of pre-emption, right of first refusal, claim, option, limitation, forfeiture, penalty, equity, adverse interest or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing.

“Liquidation Event”	has the meaning set forth in Article 161.

“Management Holdco”	means STUDYVIP E-LEARNING LIMITED, a business company incorporated under the laws of the British Virgin Islands.

“Matrix”	means .

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company or as amended and altered from time to time by Special Resolutions.

“New Oriental”	means ELITE CONCEPT HOLDINGS LIMITED.

“New Oriental Director”	has the meaning set forth in Article 111.2.

“New Securities”	has the meaning set forth in Article 6.2.

“Observer”	has the meaning set forth in Article 114.

“Offered Securities”	has the meaning set forth in Article 20.1.

“Offering Shareholder”	has the meaning set forth in Article 20.1.

“Orchid Asia”	means DIAMOND TOWER INVESTMENTS LIMITED.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by these Articles.

“Ordinary Shares”	means the ordinary shares with a par value of US$0.00005 per share in the share capital of the Company.

“Original Issue Price”	means, with respect to any Preferred Share, the original per share price at which such Preferred Share is issued, being, (i) with respect to any Series A Preferred Share, the Series A Original Issue Price, (ii) with respect to any Series B Preferred Share, the Series B Original Issue Price, and (iii) with respect to any Series B+ Preferred Share, the Series B+ Original Issue Price.

“Over-allotment Exercise Period”	has the meaning set forth in Article 7.2.

“Over-allotment New Securities”	has the meaning set forth in Article 7.2.

“Over-allotment Notice”	has the meaning set forth in Article 7.2.

“Party” or “Parties”	has the meaning ascribed to it in the Shareholders Agreement.

“Permitted Transferee”	means, with respect to any Shareholder or its Affiliates, any Affiliate of such Shareholder.

“Person”	means any individual or any partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“PRC”	means the People’s Republic of China, excluding, for purposes of these Articles, Hong Kong, Macau and Taiwan).

“Preferred Shareholders”	means, collectively, the Series A Preferred Shareholders, the Series B Preferred Shareholders and the Series B+ Preferred Shareholders.

“Preferred Shares”	means, collectively, the Series A Preferred Shares, the Series B Preferred Shares, the Series B+ Preferred Shares and any other class or series of preferred shares the Company may issue from time to time.

“Pre-emptive Portion”	has the meaning set forth in Article 6.1.

“Pre-emptive Right”	has the meaning set forth in Article 5.

“Pre-emptive Rights Holder”	has the meaning set forth in Article 5.

“Primavera”	means PV Pluto Limited.

“Primavera Director”	has the meaning set forth in Article 111.1.

“Put Obligors”	means the Company and each Shareholder who is a Founder or an Affiliate of a Founder.

“Put Sales”	has the meaning set forth in Article 27.

“Qualified IPO”	means a firm commitment, underwritten public offering of the Shares on any of the New York Stock Exchange, the NASDAQ Global Market or such other stock exchange approved by the Board in accordance with the provisions herein, and in such public offering, (i) the number of Shares newly issued and sold to the public shall represent not less than 10% of the fully diluted share capital of the Company as of immediately following such public offering, and (ii) the per Share price to public is not less than the Series B+ Original Issue Price, as proportionally adjusted for share splits, share dividends, share combinations and similar events.

“Re-allotment Notice”	has the meaning set forth in Article 20.3.

“Re-allotment Period”	has the meaning set forth in Article 20.3.

“Re-allotment Right Holder”	has the meaning set forth in Article 20.3.

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Related Party”	means any of (i) any Person (other than any Group Company) who Beneficially Owns more than 5% of the issued and outstanding equity interests in any Group Company, (ii) the directors, officers and Senior Managers of any Group Company, and (iii) the Affiliates of the Persons enumerated under (i) and (ii).

“Remaining Series A Preferred Shares”	has the meaning set forth in Article 38.

“Remaining Series B Preferred Shares”	has the meaning set forth in Article 35.

“Restructuring Plan”	has the meaning ascribed to it in the Share Subscription Agreement.

“ROFR Holders”	has the meaning set forth in Article 20.1.

“ROFR Notice”	has the meaning set forth in Article 20.1.

“ROFR Period”	has the meaning set forth in Article 20.2.

“Sale Securities”	has the meaning set forth in Article 21.1.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities Act”	means the United States Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder.

“Senior Managers”	means, with respect to any Person, such Person’s president, chief executive officer, chief financial officer, chief operating officer, chief technical officer, chief sales and marketing officer and any other individuals serving in comparable positions or having comparable duties and responsibilities.

“Series A and Series B Share Subscription Agreement”	means the share subscription agreement, dated as of June 19, 2017, by and among the Company, certain Series A Preferred Shareholders, certain Series B Preferred Shareholders and certain other parties thereto.

“Series A Closing Date”	has the meaning given to it in the Series A and Series B Share Subscription Agreement.

“Series A Drag Preference Amount”	has the meaning set forth in Article 40.1.

“Series A Drag Notice”	has the meaning set forth in Article 38.

“Series A Drag Sale”	has the meaning set forth in Article 38.

“Series A Dragging Shareholder”	has the meaning set forth in Article 38.

“Series A Liquidation Preference Amount”	has the meaning set forth in Article 161.2.

“Series A Original Issue Price”	means RMB 611.98 per Series A Preferred Share.

“Series A Preferred Shareholders”	means a Shareholder who holds any Series A Preferred Shares, in its capacity as such.

“Series A Preferred Shares”	means the Series A preferred shares with a par value of US$0.00005 per share in the share capital of the Company, having the rights, preferences, privileges and restrictions set out in these Articles and the Shareholders Agreement.

“Series A Put Price”	has the meaning set forth in Article 27.

“Series A Put Option”	has the meaning set forth in Article 27.

“Series A Put ROFR Holders”	has the meaning set forth in Article 32.

“Series A Put ROFR Notice Period”	has the meaning set forth in Article 32.

“Series A Put Sale”	has the meaning set forth in Article 27.

“Series A Put Shares”	has the meaning set forth in Article 32.

“Series A Put Trigger Event”	has the meaning set forth in Article 27.

“Series A Target IPO”	means a firm commitment, underwritten public offering of the Shares on any of the New York Stock Exchange, the NASDAQ Global Market or such other stock exchange approved by the Board, and in such public offering, (i) the market capitalization of the Company is not less than US$500,000,000 immediately following such public offering, and (ii) the aggregate gross proceeds to the Company are not less than US$100,000,000. Notwithstanding the foregoing, (x) holders of not less than three-fourths (3/4) of the then issued and outstanding Series A Preferred Shares may, by written notice to the Company and all other Shareholders at any time, reduce the amounts specified in sub-clauses (i) and (ii), and (y) the Founder Holdcos and holders of not less than three- fourths (3/4) of the then issued and outstanding Series A Preferred Shares, acting together, may, by written notice to the Company and all other Shareholders at any time after the occurrence of a Series A Put Trigger Event, adjust the requirements specified in sub-clauses (i) and (ii), provided that such adjustment shall not result in, and could not reasonably be expected to result in, an initial public offering that constitute a Qualified IPO to not constitute a Series A Target IPO.

“Series B Closing Date”	has the meaning given to it in the Series A and Series B Share Subscription Agreement.

“Series B Original Issue Price”	means US$217.82 per Series B Preferred Share, as proportionally adjusted for share sub-divisions, share dividends, share consolidations, recapitalizations and similar events.

“Series B Preferred Shareholder”	means a Shareholder who holds any Series B Preferred Shares, in its capacity as such.

“Series B Preferred Shares”	means the Series B preferred shares with a par value of US$0.00005 per share in the share capital of the Company, having the rights, preferences, privileges and restrictions set out in these Articles and the Shareholders Agreement.

“Series B Put Option”	has the meaning set forth in Article 26.

“Series B Put Price”	has the meaning set forth in Article 26.

“Series B Put Sale”	has the meaning set forth in Article 26.

“Series B Put Trigger Event”	has the meaning set forth in Article 26.

“Series B/B+ Drag Preference Amount”	has the meaning set forth in Article 37.1.

“Series B/B+ Drag Notice”	has the meaning set forth in Article 35.

“Series B/B+ Drag Sale”	has the meaning set forth in Article 35.

“Series B/B+ Dragging Shareholders”	has the meaning set forth in Article 35.

“Series B/B+ Liquidation Preference Amount”	has the meaning set forth in Article 161.1.

“Series B+ Original Issue Price”	means US$283.16 per Series B+ Preferred Share, as proportionally adjusted for share sub-divisions, share dividends, share consolidations, recapitalizations and similar events.

“Series B+ Preferred Shareholders”	means a Shareholder who holds any Series B+ Preferred Shares, in its capacity as such.

“Series B+ Preferred Shares”	means the Series B+ preferred shares with a par value of US$0.00005 per share in the share capital of the Company, having the rights, preferences, privileges and restrictions set out in these Articles and the Shareholders Agreement.

“Series B+ Put Option”	has the meaning set forth in Article 26A.

“Series B+ Put Price”	has the meaning set forth in Article 26A.

“Series B+ Put Sale”	has the meaning set forth in Article 26A.

“Series B+ Put Trigger Event”	has the meaning set forth in Article 26A.

“Series B+ Share Subscription Agreement”	means the share subscription agreement, dated as of September 1, 2017 , by and among the Company, certain Series B+ Preferred Shareholder and certain other parties thereto.

“Share” and “Shares”	means the Ordinary Shares and the Preferred Shares, collectively.

“Share Subscription Agreement”	means the Series A and Series B Share Subscription Agreement or the Series B+ Share Subscription Agreement, as applicable.

“Shareholder”	means a Member.

“Shareholders Agreement”	means the amended and restated shareholders agreement, dated as of the Closing Date, entered into among the Company, the Preferred Shareholders and certain other parties thereto, as amended from time to time.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution, subject to Article 125.

“Statute”	means the Companies Law (2016 Revision) of the Cayman Islands, as amended.

“Subsidiary”	means, with respect to any Person, each other Person in which the first Person (a) Beneficially Owns, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests; (b) holds the rights to more than fifty percent (50%) of the economic interest of such other Person, including interests held through a VIE Structure or other contractual arrangements; or (c) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person under applicable accounting conventions.

“Tag Notice”	has the meaning set forth in Article 21.1.

“Tag Securities”	has the meaning set forth in Article 21.2.

“Tagging Shareholder”	has the meaning set forth in Article 21.1.

“Trade Sale”	means any of the following transactions: (i) any merger or consolidation of the Company with or into any other entity or any other similar transaction, whether in a single transaction or series of related transactions, where the shareholders of the Company immediately prior to such transaction in the aggregate cease to own at least fifty percent (50%) of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent thereof); (ii) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power is transferred to any Person or a group of Persons; and (iii) the sale, transfer, lease, assignment, conveyance, exchange, mortgage or other disposition of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis.

“Transfer”	means to, directly or indirectly, sell, transfer, assign, gift, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition, whether or not for consideration.

“Transfer Period”	has the meaning set forth in Article 21.5.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“US$”	means the lawful money of the United States of America.

“VIE Agreements”	means, collectively, the agreements, contracts, arrangements and documents implementing the VIE Structure of the Group Companies.

“VIE Structure”	means the investment structure in which a PRC-domiciled operating entity and its PRC shareholder(s) enter into a number of Contracts with a non-PRC investor (or a foreign-invested enterprise incorporated in the PRC invested by the non-PRC investor) pursuant to which the non-PRC investor (or a foreign-invested enterprise incorporated in the PRC invested by the non-PRC investor) achieves Control of the PRC-domiciled operating entity and consolidates the financials of the PRC-domiciled entity with those of the non-PRC investor.

“Xingwang”	means .

“2017 Adjustment”	has the meaning set forth in Article 24.5(e)(i).

“2017 Adjustment Ratio”	means a fraction, the numerator of which is the Actual Operating Cash Flow for 2017 and the denominator is the 2017 Operating Cash Flow Target.

“2017 Operating Cash Flow Target”	means RMB450,000,000.

“2018 Adjustment Ratio”	means a fraction, the numerator of which is the Actual Operating Cash Flow for 2018 and the denominator is the 2018 Operating Cash Flow Target.

“2018 Operating Cash Flow Target”	means RMB600,000,000.

2.	In these Articles:

2.1.	words importing the singular number include the plural number and vice versa;

2.2.	words importing the masculine gender include the feminine gender;

2.3.	words importing persons include corporations;

2.4.	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an electronic record;

2.5.	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.6.	the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

2.7.	when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to these Articles, the date that is the reference date in calculating such period shall be excluded;

2.8.	“fully-diluted” or any variation thereof means all of the issued and outstanding Shares, treating the maximum number of Shares issuable under any issued and outstanding Convertible Securities and all Shares reserved for issuance under the ESOP as issued and outstanding;

2.9.	references to “in the ordinary course of business” and comparable expressions mean the ordinary and usual course of business of the relevant party, consistent in all material respects (including nature and scope) with the prior practice of such party;

2.10.	references to “writing,” “written” and comparable expressions include any mode of reproducing words in a legible and nontransitory form including emails and faxes, provided the sender complies with the provision of Article 158;

2.11.	if any payment hereunder would have been, but for this Article 2.11, due and payable on a date that is not a Business Day, then such payment shall instead be due and payable on the first Business Day after such date;

2.12.	headings are inserted for reference only and shall be ignored in construing these Articles; and

2.13.	Sections 8 and 19(3) of the Electronic Transactions Law (2003 Revision) shall not apply.

ISSUE OF SHARES

3.	Subject to the provisions, if any, in the Memorandum and these Articles (including without limitation Articles 5 to 7) (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.

4.	The Company shall not issue Shares to bearer.

PRE-EMPTIVE RIGHTS

5.	The Company grants to each holder of Preferred Shares (each a “Pre-emptive Rights Holder”) the right to purchase such Shareholder’s Pre-emptive Portion of any New Securities (the “Pre-emptive Right”) on the terms and conditions set forth in Articles 5 to 7.

6.	For purposes of these Articles:

6.1.	“Pre-emptive Portion” means, with respect to any Pre-emptive Rights Holder, the proportion that the number of Ordinary Shares (on an as-converted basis) held by such Pre-emptive Rights Holder bears to the number of all of the then issued and outstanding Ordinary Shares (on an as-converted and fully diluted basis, and all the Ordinary Shares reserved under the ESOP shall be treated as issued and outstanding for this purpose) immediately prior to the issuance of New Securities giving rise to the Pre-emptive Right.

6.2.	“New Securities” means any Equity Securities of the Company issued after the date of this Agreement, other than: (A) any Equity Securities issued pursuant to the ESOP; (B) any Equity Securities issued in connection with any pro rata share sub-division, share dividend or distribution or other similar event; (C) any Equity Securities issued upon the exercise, conversion or exchange of any Convertible Securities; (D) any Equity Securities issued pursuant to the bona fide acquisition (whether by consolidation, merger, amalgamation, reorganization or otherwise) of any other Person (or assets of any other Person) by any Group Company to relevant counterparties in such transaction, provided that such transaction shall have been duly approved by the Board; (E) any Equity Securities issued pursuant to a Qualified IPO; and (F) solely for purposes of determining any rights and privileges of the Series A Preferred Shares and the holders thereof, any Equity Securities issued pursuant to a Series A Target IPO.

7.	Procedures

7.1.	In the event that the Company proposes to issue any New Securities, it shall give written notice of its intention to issue New Securities (the “Issuance Notice”) to each Pre-emptive Rights Holder specifying the amount and type of New Securities proposed to be issued, the price and the general terms upon which the Company proposes to issue such New Securities. Each Pre-emptive Rights Holder shall have twenty (20) Business Days from the date of such Issuance Notice (the “Exercise Period”) to agree to purchase up to such Pre-emptive Rights Holder’s Pre-emptive Portion of such New Securities for the price and upon the terms and conditions specified in the Issuance Notice by giving written notice to the Company and stating the quantity of New Securities it wishes to purchase.

7.2.	If any Pre-emptive Rights Holder declines or fails to exercise its right to subscribe for its Pre-emptive Portion of the New Securities in full in accordance with Article 7.1 and there is at least one Pre-emptive Rights Holder who has fully exercised its Pre-emptive Right (the “Exercising Shareholder”), the Company shall promptly give notice (the “Over-allotment Notice”) to the Exercising Shareholder in accordance with Article 7.1. Each Exercising Shareholder shall have ten (10) Business Days from receipt of the Over-allotment Notice (the “Over-allotment Exercise Period”) to notify the Company of its wish to subscribe for more than its Pre-emptive Portion of the New Securities, stating the number of the additional New Securities it proposes to subscribe for (the “Additional Number”). If the total Additional Number the Exercising Shareholder propose to subscribe for exceeds the total number of the remaining New Securities that is subject to the Pre-Emptive Right available for subscription in such over-allotment (the “Over-allotment New Securities”), each Exercising Shareholder shall only be entitled to subscribe for such number of Over-allotment New Securities equal to the product obtained by multiplying (i) the total number of the Over-allotment New Securities by (ii) a fraction, the numerator of which is the number of Ordinary Shares (calculated on an as-converted basis) held by such Exercising Shareholder and the denominator of which is the total number of Ordinary Shares (calculated on an as-converted basis) held by all Exercising Shareholders. Payment for the New Securities to be purchased shall be made by check or wire transfer in immediately available funds of the appropriate currency, against delivery of such New Securities to be purchased at the business address of the Company at the time of the scheduled closing therefor, which shall be no later than sixty (60) days after the expiration of the notice period under Article 7.1 or 7.2, unless such notice contemplated a later closing with the prospective third party purchaser.

7.3.	If any portion of the New Securities have not been subscribed for pursuant to the exercise of the Pre-emptive Rights in accordance with Article 7.2 before the expiration of the Over-allotment Exercise Period, or, in the event that no Pre-emptive Rights Holder exercises the Pre-emptive Rights within ten (10) Business Days following the date of the Issuance Notice, the Company shall have forty (40) Business Days (which may be extended by an additional period of up to fifty (50) Business Days to the extent reasonably required to obtain any necessary Governmental Approvals) thereafter to complete the sale of the New Securities described in the Issuance Notice with respect to which the Pre-emptive Rights hereunder were not exercised, at the same or higher price and upon non-price terms not more favorable to the purchasers thereof than those specified in the Issuance Notice. In the event that the Company has not issued and sold such New Securities within such time period, the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Pre-emptive Rights Holders pursuant to Articles 5 to 7.

8.	Articles 5 to 7 shall immediately and automatically expire and cease to have any force or effect (i) with respect to holders of the Series A Preferred Shares (in their capacities as such), upon the consummation of a Series A Target IPO, and (ii) with respect to all Parties, upon the consummation of a Qualified IPO.

REGISTER OF MEMBERS

9.	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

10.	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty (40) days. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members, the Register of Members shall be closed for at least ten (10) days immediately preceding the meeting and the record date for such determination shall be the date of closure of the Register of Members.

11.	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any dividend or in order to make a determination of Members for any other purpose.

12.	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

13.	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorized by the Directors. The Directors may authorize certificates to be issued with the authorized signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

14.	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

TRANSFER OF SHARES

15.	No Shareholder may Transfer any Equity Securities unless such Transfer is conducted in compliance with all applicable Laws, the Shareholders Agreement and these Articles. Each Shareholder agrees not to circumvent or otherwise avoid the transfer restrictions or intent thereof set forth in Articles 15 to 18, whether by holding the Equity Securities indirectly through another Person or by causing or effecting, directly or indirectly, the Transfer or issuance of any Equity Securities in such Shareholder or another Person or otherwise. Any Transfer or attempted Transfer of any Equity Securities not made in compliance with Articles 15 to 18 shall be null and void ab initio and shall not be entered into the Company’s Register of Members, and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue be treated) as the owner of such Equity Securities for all purposes of these Articles.

16.	Subject to Article 22, prior to a Qualified IPO, none of the Founders, the Founder Holdcos, the Management Holdco and their respective Permitted Transferees shall, without the prior written approval of each of the Primavera Director and the New Oriental Director, Transfer any Equity Securities or any securities in any Group Company Beneficially Owned by such Party. Without prejudice to the foregoing sentence, any direct or indirect Transfer of Equity Securities or any securities in any Group Company Beneficially Owned by the Founders, the Founder Holdcos, the Management Holdco or their respective Permitted Transferees shall also comply with the right of first refusal procedures set forth in Article 20 and the co-sale procedures set forth in Article 21.

17.	Prior to the consummation of any Transfer of any Equity Securities (whether or not an Exempt Transfer), the transferring Shareholder shall (i) give written notice to the Company regarding such Transfer, and (ii) as a condition to such Transfer, cause the transferee thereof to execute and deliver to the Company a Deed of Adherence (unless such transferee is already a party to the Shareholders Agreement).

18.	In addition to any legends required by applicable Law, each certificate representing the Shares shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION UNDER THE SECURITIES ACT.

THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT BY AND BETWEEN THE COMPANY AND CERTAIN HOLDERS OF SHARES OF THE COMPANY. A COPY OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY.”

19.	The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

RIGHT OF FIRST REFUSAL

20.	Subject to Article 22,

20.1.	If any of the Founders, the Founder Holdcos, the Management Holdco and their respective Permitted Transferees (an “Offering Shareholder”) proposes to Transfer any of the Equity Securities held by it to any prospective purchaser, then, prior to consummating such proposed Transfer, the Offering Shareholder shall give all other Shareholder (the “ROFR Holders”) written notice of the Offering Shareholder’s proposal to consummate the Transfer (the “ROFR Notice”). The ROFR Notice shall (i) include a description of the Equity Securities proposed to be Transferred (the “Offered Securities”), the identity and address of such prospective purchaser, and the consideration and the material terms and conditions upon which the proposed Transfer is to be made, (ii) certify that the Offering Shareholder has received a definitive offer from the prospective purchaser and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the ROFR Notice, and (iii) offer to sell all or a portion (as may be elected by the applicable ROFR Holder) of the Offered Securities to the ROFR Holders on the terms and conditions set forth in the ROFR Notice. The ROFR Notice shall also include, if any, a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

20.2.	Each ROFR Holder shall have an option for a period of twenty (20) Business Days following receipt of the ROFR Notice (the “ROFR Period”) to elect to purchase all or a portion of the Offered Securities, at the same price and subject to the same terms and conditions set forth in the ROFR Notice by notifying the Offering Shareholder in writing of the number of such Offered Securities that it elects to purchase. If the total number of the Offered Securities the ROFR Holders elect to purchase exceeds the total number of the Offered Securities available for purchase by the ROFR Holders, each ROFR Holder shall only be entitled to purchase a number of Offered Securities equal to the product obtained by multiplying (i) the total number of the Offered Securities by (ii) a fraction, the numerator of which is the number of Ordinary Shares (calculated on an as-converted basis) held by such ROFR Holder and the denominator of which is the total number of Ordinary Shares (calculated on an as-converted basis) held by all ROFR Holders on the date of the ROFR Notice.

20.3.	If any ROFR Holder does not exercise its right to purchase its pro rata share of the remaining Offered Securities in full and there is at least one ROFR Holder who has exercised its right to purchase the Offered Securities in full pursuant to Article 20.2 (each such ROFR Holder, a “Re-allotment Right Holder”), the Offering Shareholder shall deliver written notice (the “Re-allotment Notice”) within five (5) Business Days after the expiration of the ROFR Period to each Re-allotment Right Holder specifying the number of unpurchased remaining Offered Securities. Each Re-allotment Right Holder shall have a right of re-allotment to purchase all or any portion of its pro rata share of such unpurchased remaining Offered Securities by notifying the Offering Shareholder in writing within ten (10) Business Days following receipt of the Re-allotment Notice (the “Re-allotment Period”) of the number of such unpurchased Offered Securities that it elects to purchase. For purposes of this Article 20.3, a Re-allotment Right Holder’s “pro rata share” shall mean a fraction, the numerator of which is the aggregate number of Ordinary Shares (calculated on an as-converted basis) held by such Re- allotment Right Holder and the denominator of which is the total number of Ordinary Shares (calculated on an as-converted basis) held by all Re-allotment Right Holders, in each case, as of the date of the Re-allotment Notice.

20.4.	If any ROFR Holder gives the Offering Shareholder notice that it elects to purchase any Offered Securities, then payment for the Offered Securities to be purchased shall be made by wire transfer in immediately available funds of the appropriate currency to an account of the Offering Shareholder, against delivery of the duly executed instrument of transfer of such Offered Securities to be purchased, at a place agreed to by the Offering Shareholder and such ROFR Holder (or at the principal business office of the Company), at the time of the scheduled closing therefor, which shall take place within twenty (20) Business Days following the delivery of notice by such ROFR Holder, as applicable (subject to the extension of such twenty (20) Business Days period for a reasonable time agreed between the Offering Shareholder and such ROFR Holder to the extent reasonably necessary to obtain any Governmental Approvals).

RIGHT OF CO-SALE

21.	Subject to Article 22,

21.1.	To the extent any ROFR Holder other than the Founder Holdcos, the Management Holdco and their respective Permitted Transferees has not exercised its right of first refusal in full with respect to the Offered Securities pursuant to Article 20, such ROFR Holder shall have the right to participate in the sale of the remaining Offered Securities (the “Sale Securities”) by the Offering Shareholder on the terms and conditions specified in this Article 21, by notifying the Offering Shareholder in writing (the “Tag Notice”) within ten (10) Business Days after the expiration of the Re-allotment Period (each such electing ROFR Holder, a “Tagging Shareholder”). The Tag Notice of a Tagging Shareholder shall specify the number of Equity Securities that it wishes to sell pursuant to this Article 21.

21.2.	Each Tagging Shareholder may elect to offer to sell, on the same terms and conditions as applicable to the Offering Shareholder, up to a number of Shares held by such Tagging Shareholder (as validly elected pursuant to this Article 21.2, the “Tag Securities” of such Tagging Shareholder) equal to the product of (x) the number of Ordinary Shares (on an as-converted basis) held by such Tagging Shareholder on the date of the ROFR Notice, multiplied by (y) a fraction, the numerate of which is the number of Sale Securities and the denominator of which is the number of Ordinary Shares (on an as-converted basis) held by the Offering Shareholder on the date of the ROFR Notice, less the number of any Offered Securities purchased or to be purchased by any ROFR Holder pursuant to Article 20.

21.3.	Each Tagging Shareholder shall effect its participation in the sale by promptly delivering to the Offering Shareholder for Transfer to the prospective purchaser, one or more share certificates, properly endorsed for transfer, together with the duly executed instrument of transfer, which represents:

(a)	the number of Ordinary Shares which such Tagging Shareholder elects to sell;

(b)	that number of Preferred Shares which is at such time convertible into the number of Ordinary Shares that such Tagging Shareholder elects to sell; provided in such case that, if the prospective purchaser objects to the delivery of Preferred Shares in lieu of Ordinary Shares, such Tagging Shareholder shall convert such Preferred Shares into Ordinary Shares and deliver Ordinary Shares as provided in Article 21.3(a) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the prospective purchaser; or

(c)	a combination of the above.

21.4.	The share certificate or certificates that each Tagging Shareholder delivers to the Offering Shareholder pursuant to Article 21.3 shall be transferred to the prospective purchaser in consummation of the sale of the Shares pursuant to the terms and conditions specified in the Tag Notice, and the Offering Shareholder shall concurrently therewith cause the prospective purchaser to remit to such Tagging Shareholder that portion of the sale proceeds to which such Tagging Shareholder is entitled by reason of its participation in such sale. In the event any prospective purchaser refuses to purchase all of the Sale Securities and the Tag Securities sought to be sold by all Tagging Shareholders, the number of the Sale Securities and the Tag Securities of each Tagging Shareholder shall be reduced on a pro rata basis (based on the number of Sale Securities and such Tag Securities) so that the total number of the Sale Securities and the Tag Securities after reduction shall be equal to the number of Equity Securities the prospective purchaser elects to purchase (which in any event shall be no less than the number of Offered Securities set forth in the ROFR Notice). In selling their Tag Securities pursuant to their co-sale right hereunder, the Tagging Shareholders shall not be required to give any representations or warranties with respect to their Tag Securities except to confirm that they have not transferred or encumbered such Tag Securities.

21.5.	To the extent the ROFR Holders do not elect to purchase all of the Offered Securities in accordance with Article 20, then, subject to the co-sale right of the ROFR Holders under this Article 21, the Offering Shareholder may, not later than forty (40) Business Days (which may be extended by an additional period of up to fifty (50) Business Days to the extent reasonably required to obtain any necessary Governmental Approvals) following delivery of the Tag Notice (the “Transfer Period”), conclude a Transfer of the Sale Securities, which shall be on substantially the same (and in any event no more favorable to the prospective purchaser) terms and conditions as those described in the ROFR Notice. Any proposed transfer of such Sale Securities on terms and conditions which are materially different from, or more favorable to the prospective purchaser than, those described in the ROFR Notice, or in the event the Offering Shareholder does not consummate the sale of such Sale Securities within the Transfer Period, any subsequent proposed Transfer of such Sale Securities or any other Equity Securities by the Offering Shareholder shall again be subject to the right of first refusal and the co-sale right of the ROFR Holders and shall require compliance by the Offering Shareholder with the procedures described in Articles 20 and 21. Notwithstanding the foregoing, no Offering Shareholder may conclude a Transfer of the Sale Securities unless all Tag Securities are being sold at the same time with such Transfer of the Sale Securities in accordance with Article 21.4.

EXEMPT TRANSFER

22.	Articles 16, 20 and 21 shall not apply to any Transfer of Equity Securities (i) to the Company pursuant to a repurchase right or right of first refusal held by the Company in the event of a termination of employment or consulting relationship by any employee of the Group Companies (other than the Founders), (ii) by a Shareholder to its Permitted Transferee (provided that adequate documentation therefor is provided to the holders of Preferred Shares to their satisfaction and that any such Permitted Transferee agrees in writing to be bound by the Shareholders Agreement by executing a Deed of Adherence; provided, further, that such transferor shall remain liable for any breach by such Permitted Transferee of any provision hereof), or (iii) any Transfer in connection with a Series B Drag Sale and a Series A Drag Sale (each, an “Exempt Transfer”).

EXPIRATION OF TRANSFER RESTRICTIONS

23.	Articles 15 to 22 shall immediately and automatically expire and cease to have any force or effect (i) with respect to holders of the Series A Preferred Shares (in their capacities as such), upon the consummation of a Series A Target IPO, and (ii) with respect to all Parties, upon the consummation of a Qualified IPO.

CONVERSION

24.	The holders of the Preferred Shares have the right to convert Preferred Shares held by them into Ordinary Shares as follows:

24.1.	Conversion Ratio. The number of Ordinary Shares to which a holder of the Preferred Shares shall be entitled upon conversion of each Preferred Share shall be the quotient of the Original Issue Price of such Preferred Share divided by the then effective Conversion Price of such Preferred Share.

24.2.	Optional Conversion. Subject to the Statute and these Articles, any Preferred Share may, at the option of the holders thereof, be converted at any time after the date of issuance of such Shares, without the payment of any additional consideration, into fully-paid and non-assessable Ordinary Shares based on the then effective Conversion Price of such Preferred Share.

24.3.	Automatic Conversion. Each Series A Preferred Share shall automatically be converted into fully-paid and non-assessable Ordinary Shares at the then effective Conversion Price of such Series A Preferred Share, without the payment of additional consideration, upon the occurrence of the closing of a Series A Target IPO; and each Series A Preferred Share (if any), Series B Preferred Share and Series B+ Preferred Share shall automatically be converted into fully-paid and non- assessable Ordinary Shares at the then effective Conversion Price of such Series A Preferred Share, the then effective Conversion Price of such Series B Preferred Share or the then effective Conversion Price of such Series B+ Preferred Share, as applicable, without the payment of additional consideration, upon the occurrence of the closing of a Qualified IPO.

24.4.	Conversion Mechanism. The conversion hereunder of any Preferred Share shall be effected in the following manner:

(a)	Except as provided in Article 24.4(a) and Article 24.4(c) below, before any holder of any Preferred Shares shall be entitled to convert the same into Ordinary Shares and to receive certificate(s) therefor, such holder shall, if the certificate or certificates therefor were issued, surrender such certificate or certificates (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) at the principal corporate office of the Company or of any transfer agent for such share to be converted and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Ordinary Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of applicable Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid and a cheque payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares in accordance with Article 24.4(e). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such written notice and such surrender of the certificate or certificates for the Preferred Shares to be converted, the Register of Members of the Company shall be updated accordingly to reflect the same, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date.

(b)	If the conversion is in connection with a Qualified IPO, the conversion will be conditioned upon the closing of the Qualified IPO and the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion shall not be deemed to have converted the applicable Preferred Shares until immediately prior to such closing.

(c)	In the event of an automatic conversion pursuant to subsection (i) of Article 24.3, all holders of Preferred Shares to be automatically converted will be given at least ten (10) days’ prior written notice of the date fixed (in the case of a Qualified IPO or a Series A Target IPO, at least three (3) days prior to the closing of such Qualified IPO or such Series A Target IPO, as applicable) and the place designated for automatic conversion of all such Preferred Shares pursuant to this Article 24.4(c). Such notice shall be given pursuant to Articles 158 to 160, or to each record holder of such Preferred Shares at such holder’s address appearing on the Register of Members. On or before the date fixed for conversion, each holder of such Preferred Shares shall surrender the applicable certificate or certificates (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) for all such shares to the Company at the place designated in such notice. On the date fixed for conversion, the Company shall promptly effect such conversion and update the Register of Members to reflect such conversion, and all rights with respect to such Preferred Shares so converted will terminate, with the exception of (i) the right of a holder thereof to receive the Ordinary Shares issuable upon conversion of such Preferred Shares, and upon surrender of the certificate or certificates therefor (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor), to receive certificates (if applicable) for the number of Ordinary Shares into which such Preferred Shares have been converted, and (ii) the rights of a holder thereof specified under Article 24.4(e) and Article 24.4(f). All certificates evidencing such Preferred Shares shall, from and after the date of conversion, be deemed to have been retired and cancelled and the Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

(d)	The Company may effect the conversion of Preferred Shares in any manner available under applicable Law as may be determined by the Board.

(e)	No fractional Ordinary Shares shall be issued upon conversion of any Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price of the applicable Preferred Shares.

(f)	Upon conversion, all accrued but unpaid share dividends on the applicable Preferred Shares shall be paid in Shares and all accrued but unpaid cash dividends on the applicable Preferred Shares shall be paid in cash.

24.5.	Adjustment of the Conversion Price. The Conversion Price shall be adjusted and readjusted from time to time as provided below, being no less than par value, save that no adjustment shall be made to the Conversion Price of any Preferred Share if such adjustment would result in the Conversion Price of such Preferred Share falling below the par value of the Ordinary Share into which such applicable Preferred Share is to be converted (in which case the Conversion Price of such Preferred Share shall be adjusted to be equal to the par value of the Ordinary Share):

(a)	Adjustment for Share Sub-Divisions and Consolidations. If the Company shall at any time after the date hereof, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Conversion Price in effect immediately prior to such subdivision with respect to each Preferred Share shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, consolidate the outstanding Ordinary Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such consolidation with respect to each Preferred Share shall be proportionately increased. Any adjustment under this Article 24.5(a) shall become effective at the close of business on the date the subdivision or consolidation becomes effective.

(b)	Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in additional Ordinary Shares after the date hereof, the Conversion Price then in effect with respect to each Preferred Share shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Conversion Price by a fraction, (i) the numerator of which is the total number of issued and outstanding Ordinary Shares immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of issued and outstanding Ordinary Shares immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this Article 24.5(b) as of the time of actual payment of such dividends or distributions; and (ii) that no such adjustment shall be made if the holders of the applicable class or series of Preferred Shares simultaneously receive a dividend or other distribution of shares of Ordinary Shares in a number equal to the number of shares of Ordinary Shares as they would have received if all outstanding shares of such series of Preferred Shares had been converted into Ordinary Shares on the date of such event.

(c)	Adjustments for Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision or consolidation otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than in connection with a Deemed Liquidation Event), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the class and amount of shares and other securities and property which the holder of such shares would have received in connection with such event had the relevant Preferred Shares been converted into Ordinary Shares immediately prior to such event.

(d)	Adjustments to Conversion Price for Dilutive Issuance.

(i)	No Adjustment of Conversion Price. No adjustment in the Conversion Price with respect to any Preferred Share shall be made in respect of the issuance of New Securities unless the issue price per share for the New Securities issued or deemed to be issued by the Company is less than such Conversion Price in effect immediately prior to such issuance.

(ii)	Deemed Issuance of New Securities. In the event the Company at any time or from time to time after the date hereof shall issue any Convertible Securities or shall fix a record date for the determination of holders of any series or class of shares entitled to receive any such Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to Article 24.5(d)(ii)(B)) issuable upon the exercise, conversion or exchange of such Convertible Securities, shall be deemed to be New Securities issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which New Securities are deemed to be issued:

(A)	no further adjustment in the Conversion Price with respect to any Preferred Share shall be made upon the subsequent issuance of Ordinary Shares upon the exercise, conversion or exchange of such Convertible Securities;

(B)	if such Convertible Securities by its terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the then effective Conversion Price with respect to any affected Preferred Share computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Convertible Securities;

(C)	no readjustment pursuant to Article 24.5(d)(ii)(B) shall have the effect of increasing the then effective Conversion Price with respect to any Preferred Share to an amount which exceeds the Conversion Price with respect to such Preferred Share that would have been in effect had no adjustments in relation to the issuance of the Convertible Securities as referenced in Article 24.5(d)(ii)(B) been made;

(D)	upon the expiration or termination of any unexercised, unconverted or unexchanged Convertible Securities (or portion thereof), the then effective Conversion Price with respect to any affected Preferred Share computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as it would have been obtained had such Convertible Securities (or portion thereof) that is expired or terminated never been issued:

(E)	if such record date shall have been fixed and such Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price with respect to any Preferred Share which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price with respect to such Preferred Share shall be adjusted pursuant to this Article 24.5(d)(ii) as of the actual date of their issuance.

(iii)	Adjustment of the Conversion Price upon Issuance of New Securities. In the event that an issuance of New Securities is for a consideration per Ordinary Share less than the then applicable Conversion Price of any Preferred Share:

(A)	If such Preferred Share is a Series B Preferred Share or a Series B+ Preferred Share, the applicable Conversion Price with respect to such Series B Preferred Share or Series B+ Preferred Share (as the case may be) shall be reduced, concurrently with such issue, to the price per share at which such New Securities are issued.

(B)	If such Preferred Share is a Series A Preferred Share, the applicable Conversion Price with respect to such Series A Preferred Share shall be reduced, concurrently with such issue, to a price (calculated to the nearest one- hundredth of a cent) determined in accordance with the following formula:

CP2	= CP1 * (A + B) / (A + C),

where:

(1)	“CP2” shall mean the Conversion Price of such Series A Preferred Share in effect immediately after such issue of New Securities;

(2)	“CP1” shall mean the Conversion Price of such Series A Preferred Share in effect immediately prior to such issue of New Securities;

(3)	“A” shall mean the number of Ordinary Shares outstanding immediately prior to such issue of New Securities, treating for this purpose as outstanding all Ordinary Shares issuable upon exercise of Options under all option plans immediately prior to such issue or upon conversion or exchange of Equity Securities (including the Preferred Shares) outstanding (assuming exercise of any outstanding Equity Securities) immediately prior to such issue;

(4)	“B” shall mean the number of Ordinary Shares that would have been issued if such New Securities had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

(5)	“C” shall mean the number of such New Securities issued in such transaction.

(e)	Adjustments Based on Operating Cash Flow in 2017 and 2018.

(i)	If the Actual Operating Cash Flow for 2017 is lower than ninety percent (90%) of the 2017 Operating Cash Flow Target, subject to the other adjustments set forth in this Article 24.5, effective as of the Audit Opinion Date for 2017, the Conversion Price for each Series B Preferred Share and each Series B+ Preferred Share shall be adjusted to an amount equal to the Conversion Price for such Series B Preferred Share or Series B+ Preferred Share (as the case may be) immediately prior to such adjustment multiplied by the 2017 Adjustment Ratio (the “2017 Adjustment”); and

(ii)	Subject to the other adjustments set forth in this Article 24.5 and to the extent the 2018 Adjustment Ratio is lower than the 2017 Adjustment Ratio, effective as of the Audit Opinion Date for 2018, the Conversion Price for each Series B Preferred Share and each Series B+ Preferred Share shall be adjusted to an amount equal to the lower of (i) the Conversion Price for such Series B Preferred Share or Series B+ Preferred Share (as the case may be) immediately prior to the 2017 Adjustment multiplied by the 2018 Adjustment Ratio and (ii) the then effective Conversion Price for such Series B Preferred Shares or Series B+ Preferred Share (as the case may be) immediately prior to such adjustment.

(iii)	Any adjustment to the Conversion Prices of the Series B Preferred Shares and the Series B+ Preferred Shares made pursuant to this Article 24.5(e) shall be in addition to, and not in substitution for, any other prior or subsequent adjustments made to the Conversion Price of the Series B Preferred Shares or the Series B+ Preferred Shares (as the case may be).

(f)	Determination of Consideration. For purposes of this Article 24, the consideration received by the Company for the issuance of any New Securities shall be computed as follows:

(i)	Cash and Property. Such consideration shall:

(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company before any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of any New Securities;

(B)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issuance, as determined and approved in good faith by the Board; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of any Group Company; and

(C)	in the event New Securities are issued together with other Shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received which relates to such New Securities, computed as provided in clauses (A) and (B) above, as reasonably determined in good faith by the Board.

(ii)	Convertible Securities. The consideration per Ordinary Share received by the Company for New Securities deemed to have been issued pursuant to Article 24.5(d)(ii) relating to Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Convertible Securities (determined in the manner described in paragraph (i) above), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise, conversion or exchange of such Convertible Securities, by (y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of such Convertible Securities.

(g)	Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in Equity Securities or assets of the Company other than Ordinary Shares, then and in each such event provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of Equity Securities or assets of the Company which they would have received had their Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such Equity Securities or assets receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Article 24.5 with respect to the rights of the holders of the Preferred Shares.

(h)	No Impairment. The Company will not, by amendment of the Memorandum or these Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities (including Equity Securities) or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Article 24.5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Preferred Shares against impairment.

(i)	Other Events. In the event that the Company (or any Subsidiary of the Company) takes any action to which the provisions hereof are not strictly applicable or if any event occurs of the type contemplated by the provisions of this Article 24.5 but not expressly provided for by such provisions (including the granting of stock appreciation rights, phantom stock rights or other rights with equity features), which has the direct or indirect effect of adversely affecting the proportionate interest in the equity of the Company of any holder of the Preferred Shares, then, to the extent that the proportionate interest in the equity of the Company of such holder of the Preferred Shares is so adversely affected thereby an appropriate adjustment in the Conversion Price shall be made so as to protect the rights of such holder of the Preferred Shares under these Articles.

(j)	Certificate of Adjustment. In the case of any adjustment or readjustment of the Conversion Price with respect to any Preferred Share, the Company at its expense shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate to each registered holder of such Preferred Shares. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

(k)	Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment set forth in this Article 24.5(d), the Company shall give notice to the holders of the Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price with respect to the relevant Preferred Share, and the number, kind or class of Shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the relevant Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least twenty (20) days prior to the taking of such proposed action.

(l)	Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company and its Members will take such corporate action as may, in the opinion of the Company’s counsel, be necessary to increase the Company’s authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

QUALIFIED IPO

25.	The Founders, the Founder Holdcos and the Company shall use their reasonable best efforts to achieve the Qualified IPO of the Company as soon as practicable and within five (5) years after the date hereof. The Founders, the Founder Holdcos and the Company shall take all steps consistent with requirements of Laws to minimize lock-up period of the Preferred Shares (or Ordinary Shares issued upon the conversion thereof) in the event of a Qualified IPO. Upon the proposal by the Founders to the Board and/or the Shareholders for a Qualified IPO, each Party other than the Founders, the Founder Holdcos and the Company shall use their respective reasonable efforts to support such proposal and the implementation thereof.

PUT OPTION

26.	In the event that the Company (i) has not consummated a Qualified IPO as of the fifth (5th) anniversary of the date on the Series B Closing Date, or (ii) has consummated an initial public offering that is not a Qualified IPO at any time prior to the fifth (5th) anniversary of the date of the Series B Closing Date (the “Series B Put Trigger Event”), each Series B Preferred Shareholder shall have the option (the “Series B Put Option”) to, from time to time and at any time after the Series B Put Trigger Event and in accordance with the provisions of Articles 26 and 28, elect to sell all or a portion of the Series B Preferred Shares held by such Series B Preferred Shareholder to the Put Obligors at a price per Series B Preferred Share equal to:

OIP × (1.10)N

where

OIP = Series B Original Issue Price (as proportionally adjusted for share sub- divisions, share dividends, share consolidations, recapitalizations and similar events), and

N = (x) the number of calendar days that have elapsed since the date of issuance of such Series B Preferred Share to the date on which the Series B Put Price of such Series B Preferred Share is paid in full (exclusive of the date of issuance but inclusive of date of payment), divided by (y) 365 days, plus all declared but unpaid dividends thereon up to the date of the Put Notice (the “Series B Put Price” and, such sale, a “Series B Put Sale”).

26A. In the event that the Company (i) has not consummated a Qualified IPO as of the fifth (5th) anniversary of the date of the Closing Date, or (ii) has consummated an initial public offering that is not a Qualified IPO at any time prior to the fifth (5th) anniversary of the date of the Closing Date (the “Series B+ Put Trigger Event”), each Series B+ Preferred Shareholder shall have the option (the “Series B+ Put Option”) to, from time to time and at any time after the Series B+ Put Trigger Event and in accordance with the provisions of Articles 26A and 28, elect to sell all or a portion of the Series B+ Preferred Shares held by such Series B+ Preferred Shareholder to the Put Obligors at a price per Series B+ Preferred Share equal to:

OIP × (1.10)N

where

OIP = Series B+ Original Issue Price (as proportionally adjusted for share sub- divisions, share dividends, share consolidations, recapitalizations and similar events), and

N = (x) the number of calendar days that have elapsed since the date of issuance of such Series B+ Preferred Share to the date on which the Series B+ Put Price of such Series B+ Preferred Share is paid in full (exclusive of the date of issuance but inclusive of date of payment), divided by (y) 365 days, plus all declared but unpaid dividends thereon up to the date of the Put Notice (the “Series B+ Put Price” and, such sale, a “Series B+ Put Sale”).

27.	In the event that the Company has not consummated a Series A Target IPO as of the date that is thirty (30) months after the Series A Closing Date (or such other later date as approved at any time by the holders of not less than three fourths (3/4) of the then issued and outstanding Series A Preferred Shares) (the “Series A Put Trigger Event”), each Series A Preferred Shareholder shall have the option (the “Series A Put Option” and, together with the Series B Put Option and the Series B+ Put Option, the “Put Option”) to, from time to time and at any time after the Series A Put Trigger Event and in accordance with the provisions of Articles 27 and 28, elect to sell all or a portion of the Series A Preferred Shares held by such Series A Preferred Shareholder to the Put Obligors at a price per Series A Preferred Share equal to:

OIP × (1 + 0.10 × N)

where

OIP = Series A Original Issue Price (as proportionally adjusted for share sub- divisions, share dividends, share consolidations, recapitalizations and similar events), and

N = (x) the number of calendar days that have elapsed since the date of issuance of such Series A Preferred Share to the date on which the Series A Put Price of such Series A Preferred Share is paid in full (exclusive of the date of issuance but inclusive of date of payment), divided by (y) 365 days, plus all declared but unpaid dividends thereon up to the date of the Put Notice (the “Series A Put Price” and, together with the Series B Put Price and the Series B+ Put Price, the “Put Price” and, such sale, a “Series A Put Sale” and, together with the Series B Put Sale and the Series B+ Put Sale, the “Put Sales”).

28.	Any Preferred Shareholder wishing to exercise its Put Option shall notify the Put Obligors and each other Preferred Shareholder in writing and shall specify in such notice (the “Put Notice”) the number of Preferred Shares to be sold pursuant to Article 26 to 27. The Put Obligors shall, no later than thirty (30) Business Days after the receipt of the Put Notice, purchase all of the Preferred Shares specified in the Put Notice and, in consideration therefore, pay in respect of each Preferred Share so purchased an amount (in U.S. dollars and in immediately available fund) equal to the sum of Put Price. Pending payment of the Put Price the Shareholder shall continue to enjoy all the rights attaching to their Preferred Shares.

29.	In the event that more than one Shareholder has delivered a Put Notice to the Put Obligors and the Put Obligors shall not have sufficient funds to pay the Put Price in respect of all such Put Notices, any and all funds of the Put Obligors available for payment of the Put Price in respect of all Put Notices shall (i) first, be used to pay the Put Prices of the Series B Preferred Shares and the Series B+ Preferred Shares that have been requested to be put to the Put Obligors (and, as between Series B Preferred Shares and Series B+ Preferred Shares, pro rata based on the amount of their Put Prices, and (ii) after the Put Prices for all Series B Preferred Shares and Series B+ Preferred Shares requested to be put to the Put Obligors have been paid in full, be used to pay the Put Price of the Series A Preferred Shares that have been requested to be put to the Put Obligors (and, as between Series A Preferred Shares, pro rata based on the amount of their Put Prices).

30.	On the date on which any Preferred Share is to be purchased pursuant to Article 28, the holder thereof shall surrender the certificate or certificates representing such Preferred Share to the applicable Put Obligor, and thereupon the Put Price in respect of such Preferred Share shall be immediately payable to such holder and each such certificate shall be cancelled. In the event that less than all the shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed shares. The Company shall promptly update the Register of Members to reflect such purchase.

31.	In the event that the Put Obligors shall have failed to timely pay the Put Price in full in respect of any Preferred Share in accordance with the provisions of Articles 26 to 29, the Put Obligors shall, subject to and without prejudice to the provisions of the Statute, (i) use its reasonable best efforts to seek financial resources to enable it to make such full payment, and (ii) not transfer material business contracts or other key assets of the Company on terms and conditions that are not arm’s length.

32.	Notwithstanding anything in these Articles or the Shareholders Agreement to the contrary, with respect to any Series A Preferred Shares that requested to be sold pursuant to a Series A Put Option (the “Series A Put Shares”), if the Put Obligors have not purchased all of the Series A Put Shares within the applicable time period specified in Article 28, then, each Preferred Shareholder (other than the Preferred Shareholders who have delivered a Series A Put Notice prior to such time) (the “Series A Put ROFR Holders”) shall have an option for a period of twenty (20) Business Days thereafter (the “Series A Put ROFR Notice Period”) to elect to purchase all or a portion of the Series A Put Shares that have not been so purchased by the Put Obligors, at the per share price equal to the Series A Put Price, by notifying the Put Obligors and each other Preferred Shareholder in writing of the number of such Series A Put Shares that it elects to purchase. If the total number of the Series A Put Shares the Series A Put ROFR Holders elect to purchase exceeds the total number of the Series A Put Shares that have not been purchased by the Put Obligors, each Series A Put ROFR Holder shall only be entitled to purchase a number of Series A Put Shares equal to the product obtained by multiplying (i) the total number of the Series A Put Shares that have not been so purchased by the Put Obligors, and (ii) a faction, the numerator of which is the number of Ordinary Shares (calculated on an as-converted basis) held by such Series A Put ROFR Holder and the denominator of which is the number of Ordinary Shares (calculated on an as-converted basis) held by all Series A Put ROFR Holders who have validly exercised such option. The closing of the sale and purchase of the Series A Put Shares elected to be purchased by the Series A Put ROFR Holders shall take place within twenty (20) Business Days following the expiration of the Series A Put ROFR Notice Period. No Put Obligor shall have any right or obligation to purchase any Series A Put Shares that have been validly elected by any Series A Put ROFR Holder in accordance with this Article 32. Nothing in this Article 32 shall be deemed to relieve any Put Obligor of its obligations with respect to the Series A Put Shares that have not been validly elected to be purchased by the Series A Put ROFR Holders pursuant to this Article 32.

33.	Notwithstanding anything herein to the contrary, no Put Option may be exercised with respect to any Preferred Shares that have been acquired by any Put Obligor or the Management Holdco or their respective Affiliates, whether such Preferred Shares were acquired pursuant to a prior exercise of a Put Option, pursuant to the procedures set forth in Article 32, or otherwise.

34.	The obligations of the Put Obligors under Articles 26 to 31 are joint and several, provided, however, that if a Founder is a Put Obligor, the liabilities of such Founder under Articles 26 to 31 shall be without recourse to his personal assets other than the Equity Securities Beneficially Owned by him or his Affiliates.

DRAG SALE

35.	In the event that any Series B Preferred Shareholder or Series B+ Preferred Shareholder has validly exercised its Series B Put Option or Series B+ Put Option by delivering a Put Notice (as applicable) but, as of the date falling ninety (90) Business Days after the date of such Put Notice, the Put Obligors shall have failed to pay such Series B Preferred Shareholder and/or Series B+ Preferred Shareholder its Put Price in full, then, at any time thereafter, the holders of a majority of the Series B Preferred Shares and Series B+ Preferred Shares (voting as the same class and on an as-converted basis) then issued and outstanding (the “Series B/B+ Dragging Shareholders”) shall be entitled to sell all or a portion of their Series B Preferred Shares and Series B+ Preferred Shares (which shall not be less than the number of the remaining Series B Preferred Shares and Series B+ Preferred Shares which are requested to be sold under such Put Notice but have not been paid within such ninety (90) Business Days, as applicable) (the “Remaining Series B/B+ Preferred Shares”) to any third party and, in connection therewith, require, by delivering a notice to the Put Obligors (the “Series B/B+ Drag Notice”) that each Put Obligor (other than the Company) (a “Drag Obligor”) sell to such third party all or a portion (as determined by the Series B/B+ Dragging Shareholders) of the Equity Securities Beneficially Owned by it (a “Series B/B+ Drag Sale”). In furtherance of the foregoing, the number of Equity Securities that the Drag Obligors may be required to sell in a Series B/B+ Drag Sale shall be (as reasonably determined by the Series B/B+ Dragging Shareholders in good faith) the minimum number of Equity Securities that will ensure, together with the Remaining Series B Preferred Shares and Series B+ Preferred Shares to be sold in such Series B/B+ Drag Sale, an aggregate amount of proceeds for the Series B/B+ Drag Sale that is not less than the sum of the Put Price for all Remaining Series B/B+ Preferred Shares sold in the Series B/B+ Drag Sale.

36.	In connection with a Series B/B+ Drag Sale, each Drag Obligor shall, and shall procure its Affiliates Beneficially Owning any Equity Securities to:

(a)	sell such Equity Securities to the person to whom the Series B/B+ Dragging Shareholders propose to sell their Series B Preferred Shares and Series B+ Preferred Shares (as the case may be), at the same time and for the same per-share consideration (on an as-converted basis) and otherwise on substantially the same terms and conditions as the Series B/B+ Dragging Shareholders propose; and

(b)	execute and deliver all related documentation (including any instrument of transfer) and take such other action (including, where any such Equity Securities is Convertible Securities, exercise such Convertible Securities for Ordinary Shares at its own cost) in connection with or in support of the Series B/B+ Drag Sale as shall be requested by the Series B/B+ Dragging Shareholders.

37.	All proceeds from a Series B/B+ Drag Sale shall be distributed among the Series B/B+ Dragging Shareholders and the Drag Obligors as follows:

37.1.	first, the Series B/B+ Dragging Shareholders shall be entitled to receive, in respect of each Series B Preferred Share and each Series B+ Preferred Share sold in such Series B/B+ Drag Sale held by such Series B/B+ Dragging Shareholder, pari passu with each other and in preference to distribution to the Drag Obligors, an amount (the “Series B/B+ Drag Preference Amount”) equal to the higher of:

(a)	the Put Price of such Series B Preferred Share and such Series B+ Preferred Share, and

(b)	an amount equal to such Series B/B+ Dragging Shareholder’s share of proceeds if all of the Preferred Shares sold in such Series B/B+ Drag Sale were converted into Ordinary Shares and the proceeds were distributed pro rata among all Ordinary Shares sold in the Series B/B+ Drag Sale.

If the proceeds available for distribution to the Series B/B+ Dragging Shareholders are insufficient to permit the payment of all of the Series B/B+ Drag Preference Amounts in full, then such proceeds shall be distributed among the Series B/B+ Dragging Shareholders in proportion to the preferential amount that each such Series B/B+ Dragging Shareholder is otherwise entitled according to this Article 37.1; and

37.2.	second, after the full distribution of Series B/B+ Drag Preference Amounts, any remaining proceeds shall be distributed among the Drag Obligors in proportion to the number of Ordinary Shares sold by the Drag Obligors in the Series B/B+ Drag Sale.

38.	Following the consummation of a Series B/B+ Drag Sale, if any Series A Preferred

Shareholder has validly exercised its Series A Put Option by delivering a Put Notice but, as of the date falling ninety (90) Business Days after the date of such Put Notice, the Put Obligors shall have failed to pay such Series A Preferred Shareholder its Put Price in full, then, at any time thereafter, the holders of the Series A Preferred Shares then issued and outstanding (the “Series A Dragging Shareholders”, together with the Series B/B+ Dragging Shareholders, the “Dragging Shareholders”) shall be entitled to sell all or a portion of their Series A Preferred Shares (which shall not be less than the number of the remaining Series A Preferred Shares which are requested to be sold under such Put Notice but have not been paid within such ninety (90) Business Days (the “Remaining Series A Preferred Shares”)) to any third party and, in connection therewith, require, by delivering a notice to the Put Obligors (the “Series A Drag Notice”) that each Drag Obligor sell to such third party all or a portion (as determined by the Series A Dragging Shareholders) of the Equity Securities Beneficially Owned by it (a “Series A Drag Sale”, together with the Series B/B+ Drag Sale, the “Drag Sale”). In furtherance of the foregoing, the number of Equity Securities that the Drag Obligors may be required to sell in a Series A Drag Sale shall be (as reasonably determined by the Series A Dragging Shareholders in good faith) the minimum number of Equity Securities that will ensure, together with the Remaining Series A Preferred Shares to be sold in such Series A Drag Sale, an aggregate amount of proceeds for the Series A Drag Sale that is not less than the sum of the Put Price for all Remaining Series A Preferred Shares sold in the Series A Drag Sale.

39.	In connection with a Series A Drag Sale, each Drag Obligor shall, and shall procure its Affiliates Beneficially Owning any Equity Securities to:

(a)	sell such Equity Securities to the person to whom the Series A Dragging Shareholders propose to sell their Series A Preferred Shares, at the same time and for the same per-share consideration (on an as-converted basis) and otherwise on substantially the same terms and conditions as the Series A Dragging Shareholders propose; and

(b)	execute and deliver all related documentation (including any instrument of transfer) and take such other action (including, where any such Equity Securities is Convertible Securities, exercise such Convertible Securities for Ordinary Shares at its own cost) in connection with or in support of the Series A Drag Sale as shall be requested by the Series A Dragging Shareholders.

40.	All proceeds from a Series A Drag Sale shall be distributed among the Series A Dragging Shareholders and the Drag Obligors as follows:

40.1.	first, the Series A Dragging Shareholders shall be entitled to receive, in respect of each Series A Preferred Share sold in such Series A Drag Sale held by such Series A Dragging Shareholders, pari passu with each other and in preference to distribution to the Drag Obligors, an amount (the “Series A Drag Preference Amount”) equal to the higher of:

(a)	the Put Price of such Series A Preferred Share, and

(b)	an amount equal to such Series A Dragging Shareholder’s share of proceeds if all of the Preferred Shares sold in such Series A Drag Sale were converted into Ordinary Shares and the proceeds were distributed pro rata among all Ordinary Shares sold in the Series A Drag Sale.

If, the proceeds available for distribution to the Series A Dragging Shareholder are insufficient to permit the payment of all of the Series A Drag Preference Amounts in full, then such proceeds shall be distributed among the Series A Dragging Shareholder in proportion to the preferential amount that each such Series A Dragging Shareholder is otherwise entitled according to this Article 40.1; and

40.2.	second, after the full distribution of Series A Drag Preference Amounts, any remaining proceeds shall be distributed among the Drag Obligors in proportion to the number of Ordinary Shares sold by the Drag Obligors in the Series A Drag Sale.

41.	Without prejudice to Article 35 to 40, if (i) the holders of not less than two-thirds (2/3) of the then issued and outstanding Series A Preferred Shares, (ii) the holders of not less than two-thirds (2/3) of the issued and outstanding Series B Preferred Shares and the then issued and outstanding Series B+ Preferred Shares (with the Series B Preferred Shares and the Series B+ Preferred Shares voting as the same class and on an as-converted basis), and (iii) the holders of not less than a majority of the then issued and outstanding Ordinary Shares, in each case, voting as a separate class, approve a Trade Sale, then all Shareholder shall approve such Trade Sale and take all necessary actions to complete it. For the avoidance of doubt, all proceeds from a Trade Sale, subject to Article 163, shall be distributed in accordance with the provisions of Article 161.

REDEMPTION

42.	Subject to the provisions of the Statute and these Articles, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner as the Company may, by Ordinary Resolution, determine before the issue of the Shares, without prejudicing the rights of holders of Preferred Shares.

43.	Subject to the provisions of the Statute and the Articles (including without limitation Articles 26 to 31) and the rights or restrictions attached to any Shares, the Company may purchase its own Shares (including any redeemable Shares), in such manner and on such other terms as the Directors may agree with the relevant Member; provided that, the Company shall not purchase its own Shares (including any redeemable Shares but excluding purchases pursuant to the ESOP) prior to the Series A Put Trigger Event, the Series B Put Trigger Event and the Series B+ Put Trigger Event without the consent of each of Primavera and New Oriental.

44.	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital. Any redemption or repurchase of Preferred Shares shall be applied to all Preferred Shares on a pro rata basis, except that in the case of a redemption or repurchase of Preferred Shares pursuant to Articles 26 to 29, such redemption or repurchase shall be applied on a pro rata basis with respect to the Preferred Shares, holders of which have elected such Shares to be redeemed or repurchased pursuant to the terms hereunder.

45.	The Directors may accept the surrender for no consideration of any fully paid Share.

46.	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

47.	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

VARIATION OF RIGHTS OF SHARES

48.	Subject to the provisions of the Articles (including without limitation Articles 125 and 126), if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of a majority of the issued Shares of that class, or with the sanction of an Ordinary Resolution passed at a general meeting of the holders of the Shares of that class.

49.	The provisions of these Articles relating to general meetings shall apply to every class meeting of the holders of one class of Shares except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

50.	Subject to the provisions of the Articles (including without limitation Articles 125 and 126), the rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

NON RECOGNITION OF TRUSTS

51.	The Company shall not be bound by or compelled to recognize in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

52.	The Company shall have a first and paramount Lien on all Shares (whether fully paid- up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s Lien thereon. The Company’s Lien on a Share shall also extend to any amount payable in respect of that Share.

53.	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a Lien, if a sum in respect of which the Lien exists is presently payable, and is not paid within fourteen (14) clear days after notice has been given to the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

54.	To give effect to any such sale, the Directors may authorize any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

55.	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the Lien exists as is presently payable and any residue shall (subject to a like Lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

CALL ON SHARES

56.	Subject to the terms of the allotment and Section 2.3(b) of the Share Subscription Agreement, the Directors may from time to time make calls upon the Members in respect of any monies due and payable but unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be required to be paid by installments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

57.	A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

58.	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

59.	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest in whole or in part.

60.	An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and, if it is not paid, all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

61.	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

62.	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

63.	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES

64.	If a call remains unpaid after it has become due and payable, the Directors may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with, the Shares in respect of which the call was made will be liable to be forfeited.

65.	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all dividends or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

66.	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person, the Directors may authorize some person to execute an instrument of transfer of the Share in favor of that person.

67.	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

68.	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

69.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

TRANSMISSION OF SHARES

70.	If a Member dies, the survivor or survivors where he was a joint holder, and his legal personal representatives where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share, which had been jointly held by him.

71.	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some person nominated by him as the transferee. If he elects to become the holder, he shall give notice to the Company to that effect, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Member before the death or bankruptcy or liquidation or dissolution of that Member, as the case may be.

72.	If the person so becoming entitled shall elect to be registered himself as holder, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

73.	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share. However, he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some other person nominated by him become the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before the death or bankruptcy or liquidation or dissolution of such Member or in any other case than by transfer, as the case may be). If the notice is not complied with within ninety (90) days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

74.	Subject to the provisions of the Articles (including without limitation Articles 125 to 126), the Company may by Ordinary Resolution:

74.1.	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

74.2.	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

74.3.	by subdivision of its existing Shares or any of them divide the whole or any part of its Share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

74.4.	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

75.	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, Liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

76.	Subject to the provisions of the Statute and the provisions of these Articles (including without limitation Articles 125 to 126), the Company may by Special Resolution:

76.1.	change its name;

76.2.	alter or add to these Articles;

76.3.	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

76.4.	reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

77.	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

78.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

79.	The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

80.	The Company may hold an annual general meeting, but shall not (unless required by Statute) be obliged to hold an annual general meeting.

81.	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

82.	A Members requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than ten percent (10%) in par value of the capital of the Company as at that date carries the right of voting at general meetings of the Company.

83.	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

84.	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one- half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one (21) days.

85.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

86.	At least fifteen (15) days’ notice shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

86.1.	in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and

86.2.	in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than seventy-five percent (75%) in par value of the Shares giving that right.

87.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

88.	No business shall be transacted at any general meeting unless a quorum is present. The holders of at least a majority in voting power of the outstanding share capital of the Company (calculated on an as-converted basis), including (i) the holders of at least a majority in voting power of the issued and outstanding Ordinary Shares and (ii) the holders of at least a majority of the issued and outstanding Preferred Shares, shall constitute a quorum; unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by a duly authorized representative or proxy.

89.	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

90.	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorized representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

91.	If a quorum is not present within half an hour from the time appointed for the meeting or if during such a meeting a quorum ceases to be present, the meeting shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members constituting a majority of the outstanding share capital of the Company (calculated on an as- converted basis) shall be a quorum and may transact the business for which the meeting was called, provided, that, such present Members shall only discuss and/or approve the matters as described in the meeting notice delivered in accordance with these Articles.

92.	The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

93.	If no Director is willing to act as chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be chairman of the meeting.

94.	The chairman may, with the consent of a meeting at which a quorum is present, (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

95.	A resolution put to the vote of the meeting shall be decided on the vote of the requisite majority pursuant to a poll of the Members. Unless otherwise required by the Statute or these Articles, such requisite majority shall be a simple majority of votes that are able to be cast.

VOTES OF MEMBERS

96.	The Preferred Shares shall vote together with the Ordinary Shares on an as-converted basis, and not as a separate class, except as specifically provided otherwise in these Articles.

97.	Except as otherwise required by Law or as set forth herein, (i) the holder of any Ordinary Shares issued and outstanding shall have one (1) vote for each Ordinary Share held by such holder, and (ii) the holder of any Preferred Shares shall be entitled to the number of votes equal to the number of Ordinary Shares into which such Preferred Share could be converted at the record date for determination of the Members entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent or resolutions of Members is solicited, such votes to be counted together with all other Shares of the Company having general voting power and as a class except (a) for matters that require a separate vote of a class or series of shares in accordance with these Articles and (b) as required by applicable Law.

98.	In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

99.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

100.	No person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of Shares unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

101.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

102.	Votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. All resolutions shall be determined by poll and not on a show of hands.

103.	A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

PROXIES

104.	The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorized for that purpose. A proxy need not be a Member of the Company.

105.	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

105.1.	not less than forty-eight (48) hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

105.2.	in the case of a poll taken more than forty-eight (48) hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than twenty-four (24) hours before the time appointed for the taking of the poll; or

105.3.	where the poll is not taken forthwith but is taken not more than forty-eight (48) hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director;

provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

106.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

107.	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

108.	Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

109.	Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DIRECTORS

110.	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business and affairs of the Company shall be conducted as directed by the Board of Directors of the Company. In addition to the powers and authorities expressly conferred upon it by Article 117, the Board shall have all such powers and authorities, and may do all such acts and things, to the maximum extent permitted by applicable Law, these Articles and the Shareholders Agreement.

111.	The Board of Directors shall consist of five (5) Directors as follows:

111.1.	for so long as Primavera and its Affiliates continue to hold, in the aggregate, at least five percent (5%) of the total number of issued and outstanding Ordinary Shares (on an as-converted and fully-diluted basis, including all Equity Securities reserved under the ESOP), Primavera shall be entitled to appoint and remove one (1) Director (the “Primavera Director”);

111.2.	for so long as New Oriental and its Affiliates continue to hold, in the aggregate, at least five percent (5%) of the total number of issued and outstanding Ordinary Shares (on an as-converted and fully-diluted basis, including all Equity Securities reserved under the ESOP), New Oriental shall be entitled to appoint and remove one (1) Director (the “New Oriental Director”); and

111.3.	STUDYVIP ONLINE EDUCATION LIMITED shall be entitled to appoint and remove three (3) Directors.

112.	The board of directors of each of the Group Companies shall be appointed and removed by the Board, or as otherwise agreed upon by the Parties, provided, however, that as soon as reasonably practicable after the written request of any Party with respect to any Group Company, the board of directors of such Group Company shall, to the maximum extent practicable and permissible by Law, be comprised of the same individuals who are Directors of the Company.

113.	Each Shareholder shall have the sole and exclusive right and power at any time to remove (with or without cause) any Director appointed by such Shareholder. Unless and until an Shareholder shall otherwise consent in writing, no other Shareholder may take any action to seek or cause the removal of any Directors appointed by such Shareholder.

114.	Each of Matrix, Xingwang and Orchid Asia shall be entitled to appoint one (1) observer (together, the “Observers”) to the Board. The Observers shall be entitled to attend meetings of the Board and receive copy of all notices, minutes, consents and other material that are provided to the directors at the same time and in the same manner as provided to the directors, but shall not have any voting or consent right in respect of any matter submitted to or to be determined by the Board.

115.	In the event that a Director appointed by a Shareholder ceases to be a Director (whether as a result of death, disability, retirement, resignation, removal or otherwise), the Shareholder who appointed such Director shall have the sole and exclusive right and power to appoint another individual to replace such Director (and shall make such appointment as soon as reasonably practicable). During the period of time between the date on which such outgoing Director ceased to act as a Director and the date on which the replacement Director is appointed to the Board pursuant to this Article 115, without prejudice to the provisions in Articles 125 to 126, no Group Company shall, and no party shall permit any Group Company to, take, permit to occur, approve, authorize, or agree or commit to do any of the matters enumerated under Article 117, unless and until such matter is approved by the Board with at least one Director appointed by the Shareholder first mentioned in this Article 115 voting in favor.

116.	The Board may establish any committee of the Board as the Board shall deem appropriate from time to time. Subject to the Shareholders Agreement, the Articles and applicable Law, committees of the Board shall have the rights, powers and privileges granted to such committees by the Board from time to time. Any delegation of authority to a committee of the Board to take any action must be approved in the same manner as would be required for the Board to approve such action directly. Any committee of the Board shall be composed of the same proportion of the Directors and Observers as the Shareholders shall then be entitled to appoint to the Board pursuant to Articles 111 to 115.

117.	No Group Company shall, and the Parties shall procure that no Group Company shall, except as specifically required under the Share Subscription Agreement or the Restructuring Plan and except in connection with or to the extent necessary to consummate a Put Sale or a Series B Drag Sale, directly or indirectly take, permit to occur, approve, authorize, or agree or commit to do any of the following without the approval of a majority of the Directors then in office, which majority must include each of the Primavera Director and the New Oriental Director:

117.1.	approve or amend the Group Companies’ annual budget including any capital expenditure plan;

117.2.	establish any new direct or indirect Subsidiary of any Group Company or any Subsidiary or affiliated company of any Group Company, merge or consolidate with another entity or enter into any partnership, profit sharing agreement or joint venture or acquire any material stock or assets of another entity, in each case, in excess of RMB10,000,000 (or its equivalent in another currency) at any time in respect of any single transaction or a series of related transactions;

117.3.	acquire any business, share capital or other securities or assets of any Person (or commit to make any such acquisition), in each case, in excess of RMB10,000,000 (or its equivalent in another currency) at any time in respect of any single transaction or a series of related transactions;

117.4.	create, allow to arise or issue any debenture constituting a pledge, lien or charge (whether by way of fixed or floating charge, mortgage encumbrance or other security) on all or a material portion of the capital, undertaking, property, assets or rights of any Group Company;

117.5.	approve the making of any loan or advance or give any credit or any financial assistance by any Group Company to any Person who is not a Group Company or provide any guarantee by any Group Company for the benefit of any Person who is not a Group Company, where such loan, credit, financial assistance and guarantee in any financial year, in the aggregate, exceed US$1,000,000 (or its equivalent in another currency);

117.6.	approve or make adjustments or modifications to terms of transactions involving the interest of any Group Company, on the one hand, and any Related Party, on the other hand;

117.7.	declare or pay any dividend or distribution or otherwise results in the redemption or repurchase of any equity securities, other than any such action specifically required under the Shareholders Agreement or these Articles (including any redemption or repurchase of Preferred Shares to the extent necessary to effect a conversion of such Preferred Shares into Ordinary Shares pursuant to the provisions of these Articles);

117.8.	engage in any business materially different from the business as currently conducted by the Group Companies, or cease to engage in any business currently conducted by the Group Companies;

117.9.	transfer of any shares or equity interest in any Group Company (other than the Company), except any such transfer that does not reduce the ultimate Beneficial Ownership of the Company in such Group Company;

117.10.	make or incur capital expenditures in excess of RMB10,000,000 (or its equivalent in another currency) in any single transaction or a series of related transactions;

117.11.	sell, lease, transfer or dispose of assets (except for those sale, transfer or disposal of the assets of the Group Company in ordinary course of business consistent with past practices) in excess of RMB10,000,000 (or its equivalent in another currency) in any single transaction or a series of related transactions;

117.12.	incur any indebtedness for borrowed money or assume any financial obligation or issue, assume, guarantee or create any liability for borrowed money in excess of US$1,000,000 (or its equivalent in another currency) in any single transaction or a series of related transactions;

117.13.	appoint, remove or replace the chief executive officer, the chief financial officer or the chief strategy officer of the Company, or alter the salary, bonus, benefits and other compensation of any of the foregoing individuals by more than thirty percent (30%) from the compensation previously approved by the Board;

117.14.	change, amend or terminate any VIE Agreements;

117.15.	approve the valuation, terms and conditions of any public offering (including the initial public offering) of any equity securities of any Group Company (including the selection of stock exchange on which such equity securities will be listed for trading and, where more than one lead underwriter will be engaged for such public offering, at least one lead underwriter engaged for such public offering shall have been approved by the Primavera Director);

117.16.	approve or amend the ESOP or other share incentive plans, or approve, with respect to any batch of awards to be granted thereunder, the timing and the aggregate amount of awards to be granted in such batch;

117.17.	change the size of the board of directors or the size of any committee of the board of directors of the Company;

117.18.	adopt any accounting standard other than the Applicable Accounting Standard, change the accounting policies in any material respect, change the fiscal year of any Group Company, or appoint or change the auditors; and

117.19.	agree or commit to do any of the foregoing.

118.	Articles 110 through 117 shall immediately and automatically expire and cease to have any force or effect (i) with respect to holders of the Series A Preferred Shares (in their capacities as such), upon the consummation of a Series A Target IPO, and (ii) with respect to all Parties, upon the consummation of a Qualified IPO.

VACATION OF OFFICE OF DIRECTOR

119.	The office of a Director shall be vacated if:

119.1.	he gives notice in writing to the Company that he resigns the office of Director; or

119.2.	he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

119.3.	he is found to be or becomes of unsound mind.

MEETINGS OF THE BOARD OF DIRECTORS

120.	The Board shall meet at such times and in such places as the Board shall designate from time to time. A meeting of the Board may be called by any Director on no less than five (5) days’ prior written notice of the time, place and agenda of the meeting. Subject to these Articles, questions arising at any meeting shall be decided by a majority of votes of the Directors present at a meeting at which there is a quorum, with each having one (1) vote and in the case of an equality of votes the resolution shall fail.

121.	The Directors may participate in any meeting of the Board or of any committee of the Board by means of video conference, teleconference or other similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute such Director’s presence in person at the meeting.

122.	The presence of a majority of Directors then in office shall constitute a quorum. If a quorum is not present at any duly called meeting, such meeting may be adjourned to a time no earlier than forty-eight (48) hours after written notice of such adjournment has been given to the Directors. The Directors present at such adjourned meeting shall constitute a quorum, provided that at least one (1) Director designated by each Shareholder is present at such adjourned meeting and the Directors present at such adjourned meeting may only discuss and/or approve the matters as described in the meeting notice delivered to the Directors in accordance with Article 120. Notwithstanding the foregoing, nothing in the preceding sentence shall prejudice the provisions of Article 117.

123.	A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

124.	The Company shall pay all fees, charges and expenses (including travel and related expenses) incurred by each Director in connection with: (i) attending the meetings of the Board and all committees thereof (if any) and (ii) conducting any other Company business requested by the Company.

MATTERS REQUIRING SHAREHOLDER APPROVAL

125.	No Group Company shall, and the Parties shall procure that no Group Company shall, except as specifically required under the Share Subscription Agreement or the Restructuring Plan and except in connection with or to the extent necessary to consummate a Put Sale or a Series B Drag Sale, directly or indirectly take, permit to occur, approve, authorize, or agree or commit to do any of the following without the approval of (i) the holders of a simple majority of the voting power of the then issued and outstanding Series A Preferred Shares and (ii) the holders of not less than two-thirds (2/3) of the voting power of the then issued and outstanding Series B Preferred Shares and the then issued and outstanding Series B+ Preferred Shares (with the Series B Preferred Shares and the Series B+ Preferred Shares voting as the same class), in each case, voting as a separate class and on as-converted basis:

125.1.	alter or change the rights, preferences or privileges of any Preferred Share or create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on parity with any Preferred Share;

125.2.	increase, reduce (by redemption, repurchase or otherwise) or cancel the authorized or issued share capital of any Group Company, save for (i) the issuance of Ordinary Shares upon the conversion of any Preferred Shares or the redemption of any Preferred Shares in accordance with their terms of issue, (ii) the redemption or repurchase of Ordinary Shares in accordance with the terms of the ESOP, and (iii) any such action specifically required under the Shareholders Agreement or these Articles;

125.3.	amend or waive any provision of the Charter Documents of any Group Company;

125.4.	sell, lease, transfer or dispose of all or substantially all of the assets of the Group Companies, taken as a whole;

125.5.	permit, authorize or approve any merger, acquisition, consolidation, reorganization, split-up, spin-off, other change of control of any other form of business combination of any Group Company with or into one or more third parties;

125.6.	effect a recapitalization, reclassification or bankruptcy of the Company, pass any resolution for the liquidation, dissolution or winding up of any Group Company or undertake any reorganization, reconstruction, Liquidation Event or liquidation exercise concerning any Group Company or apply for the appointment of a receiver, manager or judicial manager or like officer; and

125.7.	agree or commit to do any of the foregoing.

126.	Article 125 shall immediately and automatically expire and cease to have any force or effect (i) with respect to holders of the Series A Preferred Shares (in their capacities as such), upon the consummation of a Series A Target IPO, and (ii) with respect to all Parties, upon the consummation of a Qualified IPO.

PRESUMPTION OF ASSENT

127.	A Director of the Company who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

DIRECTORS’ INTERESTS

128.	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

129.	A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

130.	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

131.	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

132.	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

MINUTES

133.	The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

ALTERNATE DIRECTORS

134.	Any Director (other than an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

135.	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.

136.	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

137.	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

138.	An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

NO MINIMUM SHAREHOLDING

139.	The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed, a Director is not required to hold Shares.

SEAL

140.	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.

141.	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

142.	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

143.	Each Preferred Share shall have the right to receive non-cumulative dividends, pari passu with the Ordinary Shares, on an as-converted basis, when, as and if declared by the Board.

144.	Subject to the Statute and these Articles, the Directors may declare dividends and distributions on Shares in issue and authorize payment of the dividends or distributions out of the funds of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realized or unrealized profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

145.	Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

146.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

147.	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

148.	Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of three or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

149.	No dividend or distribution shall bear interest against the Company.

150.	Any dividend which cannot be paid to a Member and/or which remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member. Any dividend which remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

151.	The Directors may capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid- up to and amongst them in the proportion aforesaid. In such event, the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorize any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

152.	The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

153.	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Shareholders Agreement, the Statute or authorized by the Directors or by the Company in general meeting.

154.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by Law.

AUDIT

155.	Subject to Article 117, the Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix his or their remuneration.

156.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

157.	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

158.	All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the Company or the respective Member (as the case may be) at the addresses set forth in Schedule 4 to the Shareholders Agreement (or at such other address for the Company or the respective Member (as the case may be) as shall be specified in a notice given in accordance with this Article 158, or in the case of a notice given to a Member, at the Member’s address as shown in the Register of Members or where the notice is given by e-mail by sending it to the e-mail address provided by such Member).

159.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

160.	Notice of every general meeting shall be given in any manner hereinbefore authorized to every person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

WINDING UP

161.	In the event of any liquidation, dissolution, winding up of the Company or any Deemed Liquidation Event (each, a “Liquidation Event”), subject to Article 163, the proceeds available for distribution to the Shareholders shall be distributed as follows:

161.1.	first, the Series B Preferred Shareholders and the Series B+ Preferred Shareholders shall be entitled to receive, in respect of each Series B Preferred Share held by such Series B Preferred Shareholder and each Series B+ Preferred Share held by such Series B+ Preferred Shareholder (as applicable), pro rata based on the amounts of their respective Original Issue Prices, and in preference to distribution in respect of any Series A Preferred Shares and Ordinary Shares, an amount (the “Series B/B+ Liquidation Preference Amount”) equal to the higher of:

(a)	an amount calculated as

OIP	× (1.08)N

where

OIP = Series B Original Issue Price or Series B+ Original Issue Price, as applicable (as proportionally adjusted for share sub-divisions, share dividends, share consolidations, recapitalizations and similar events), and

N = (x) the number of calendar days that have elapsed since the date of issuance of such Series B Preferred Share or Series B+ Preferred Share (as applicable) to the date of the Liquidation Event (exclusive of the date of issuance but inclusive of date of the Liquidation Event), divided by (y) 365 days; and

(b)	an amount equal to such Series B Preferred Shareholder’s or Series B+ Preferred Shareholder’s (as applicable) share of proceeds if all the Preferred Shares were converted into Ordinary Shares and the proceeds were distributed among the holders of Ordinary Shares in proportion to the number of Ordinary Shares held by each such holder;

plus any declared but unpaid dividend on such Series B Preferred Share or Series B+ Preferred Share (as applicable). If the proceeds available for distribution to the Series B Preferred Shareholders and the Series B+ Preferred Shareholders are insufficient to permit the payment of all of the Series B/B+ Liquidation Preference Amounts in full, then such proceeds shall be distributed among the Series B Preferred Shareholders and the Series B+ Preferred Shareholders in proportion to the preferential amount that each such Series B Preferred Shareholder or Series B+ Preferred Shareholder is otherwise entitled according to this Article 161.1;

161.2.	second, after the full distribution of Series B/B+ Liquidation Preference Amount, the Series A Preferred Shareholders shall be entitled to receive, in respect of each Series A Preferred Share held by such Series A Preferred Shareholder, pari passu with each other and in preference to distribution in respect of any Ordinary Shares, an amount (the “Series A Liquidation Preference Amount”) calculated as:

OIP	× (1.10)N

where

OIP = Series A Original Issue Price (as proportionally adjusted for share sub-divisions, share dividends, share consolidations, recapitalizations and similar events), and

N = (x) the number of calendar days that have elapsed since the Series A Closing Date to the date of the Liquidation Event (exclusive of the date of issuance but inclusive of date of the Liquidation Event), divided by (y) 365 days.

plus any declared but unpaid dividend on such Series A Preferred Share. If the proceeds available for distribution to the Series A Preferred Shareholders are insufficient to permit the payment of all the Series A Liquidation Preference Amounts, then such proceeds shall be distributed among the Series A Preferred Shareholders in proportion to the preferential amount that each such Series A Preferred Shareholder is otherwise entitled according to this Article 161.2.

161.3.	third, after the full distribution of Series B/B+ Liquidation Preference Amount and the Series A Liquidation Preference Amount, any remaining proceeds shall be distributed among the holders of the Series A Preferred Shares and the Ordinary Shares in proportion to the number of Ordinary Shares held by each such holder on an as-converted basis.

161.4.	Notwithstanding the provisions set forth in Article 161.2 and 161.3, in the event that, after the full distribution of Series B/B+ Liquidation Preference Amount set forth in Article 161.1, the Series A Preferred Shareholders would receive, in respect of each Series A Preferred Share held by such Series A Preferred Shareholder, an amount not less than two (2) times of the Original Series A Preferred Issue Price (as proportionally adjusted for share sub- divisions, share dividends, share consolidations, recapitalizations and similar events), if the remaining proceeds after the full distribution of Series B/B+ Liquidation Preference Amount were to be distributed among the holders of the Series A Preferred Shares and the Ordinary Shares pari passu on an as- converted basis, then the Series A Preferred Shareholders shall waive the Series A Liquidation Preference Amount and shall participate in the distribution of the remaining proceeds pari passu with the Ordinary Shares on an as-converted basis.

The Series A Preferred Shareholders’, Series B Preferred Shareholders’ and Series B+ Preferred Shareholders’ entitlement to their liquidation preference as set out in this Article 161 shall not be abrogated or diminished in the event part of the consideration in connection with a Deemed Liquidation Event is subject to escrow.

162.	Subject to Article 161, if the Company shall be wound up, the liquidator may divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

163.	The provisions of Article 161 shall not apply in respect of a Drag Sale, the proceeds of which shall instead be distributed pursuant to Article 37.

INDEMNITY

164.	Every Director, agent or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own fraud or willful default. No such Director, agent or officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the fraud or willful default of such Director, agent or officer.

FISCAL YEAR

165.	Subject to Article 117, the fiscal year of the Company shall be determined by the Board from time to time.

TRANSFER BY WAY OF CONTINUATION

166.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

MERGERS AND CONSOLIDATIONS

167.	Subject to Articles 117 and 125, the Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.